Exhibit 5.2

July 23, 2013

Red Mountain Resources, Inc.

2515 McKinney Avenue

Suite 900

Dallas, Texas 75201

Re:	Red Mountain Resources, Inc.

Registration Statement on Form S-3

Gentlemen:

You have requested our opinion with respect to certain matters of Florida law in connection with the sale by Red Mountain Resources, Inc., a Florida corporation (the “Company”), of up to 500,000 units (“Units”), each Unit consisting of one share of the Company’s 10% Series A Cumulative Redeemable Preferred Stock, $0.0001 par value per share (“Series A Preferred Stock”), and one warrant (“Warrant”) to purchase up to 25 shares of the Company’s common stock, $0.00001 par value per share (“Common Stock”), pursuant to the Company’s Shelf Registration Statement on Form S-3 (Registration Statement No. 333-186076) declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on February 1, 2013 (the “Registration Statement”). The sale of up to 500,000 Units is being made pursuant to an underwriting agreement, dated as of July 23, 2013 (the “Underwriting Agreement”), by and between the Company and Global Hunter Securities, LLC, as representative of the several underwriters identified therein (the “Underwriters”), including up to 188,893 Units being offered in cancellation of up to $4.3 million of the Company’s outstanding indebtedness. For purposes of this opinion, shares of Common Stock issuable upon exercise of the Warrants are referred to as “Warrant Shares.”

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), promulgated under the Securities Act, in connection with the Registration Statement.

In rendering this opinion, we have examined and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, instruments, certificates or comparable documents of public officials and of officers and representatives of the Company, and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed, including without limitation, the following: (a) the Underwriting Agreement, (b) the form of Warrant Agreement to be entered into by and between the Company and Broadridge Corporate Issuer Solutions, Inc., relating to the issuance of the Warrants, (c) the Registration Statement, the base prospectus that forms a part thereof, and the prospectus supplement thereto relating to the offering of the Shares (the “Prospectus Supplement”), which Prospectus Supplement is dated as of July 22, 2013 and was filed by the Company on July 23, 2013 in accordance with Rule 424(b) promulgated under the Securities Act, (d) the Articles of Incorporation of the Company, as amended, (e) the Bylaws of the Company, and (f) certain consents executed and delivered by the Board of Directors of the Company and the pricing committee formed thereunder relating to the issuance and sale of the Units.

Red Mountain Resources, Inc.

July 23, 2013

The opinions set forth below are subject to the following assumptions and qualifications, which are in addition to any other qualifications contained in this letter:

A. We have assumed without independent verification the genuineness of all signatures on all documents, the legal capacity of all natural persons executing such documents, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all copies submitted to us as certified, conformed, or photostatic (including telecopies and electronic files).

B. We have assumed without independent verification that all agreements and instruments executed by parties other than the Company are the valid, binding and enforceable obligations of such parties and that the individuals signing on behalf of such parties have been duly authorized to execute and deliver such agreements and instruments.

C. We have assumed without independent verification that the outstanding indebtedness set forth in the Prospectus Supplement that is cancelled in exchange for Units is valid, binding and enforceable indebtedness of the Company.

D. We have assumed without independent verification that, with respect to any meetings of the Board or any committees thereof that we have examined, due notice of the meetings was given or waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

E. We have assumed without independent verification the truthfulness, accuracy, completeness, and authenticity of all the information, representations, and warranties contained in corporate records, documents, instruments, and certificates reviewed by us, and statements and representations of fact on which we are relying.

F. The opinions provided herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they have been interpreted and we can give no assurance that our opinions would not be different after any change in the foregoing occurring after the date hereof.

G. Upon issuance of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Articles of Incorporation.

H. We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Florida.

Based on the foregoing, and in reliance thereon, we are of the opinion that:

1. The shares of Series A Preferred Stock, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the cancellation of the indebtedness set forth in the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

Red Mountain Resources, Inc.

July 23, 2013

2. If and to the extent that Warrant Shares are issued upon proper exercise of any Warrants, such Warrant Shares, when issued and delivered by the Company against payment therefor in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid, and nonassesable.

This opinion does not address any matters other than those expressly addressed herein. This letter speaks only as of the date hereof and we undertake no responsibility to update or supplement it after such date.

We hereby consent (a) to your filing of this opinion as Exhibit 5.2 in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, (b) the incorporation by reference of this opinion into the Registration Statement, and (c) to the use of our firm’s name under the caption “Legal Matters” in each of the prospectus dated February 1, 2013, the preliminary Prospectus Supplement dated June 21, 2013, and the Prospectus Supplement dated July 22, 2013, all of which form a part of the Registration Statement. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

CARLTON FIELDS, P.A.

By:	/s/ Richard A. Denmon
Richard A. Denmon